Exhibit 99.1

IMMEDIATE RELEASE	July 29, 2008
CONTACTS:
Brent Larson,	Tim Ryan,
Vice President / CFO	The Trout Group
614 822.2330	646.378.2924

NEOPROBE INCREASES BOARD OF DIRECTORS
Names Business Executive Gordon A. Troup to Board of Directors
DUBLIN, OHIO — July 29, 2008 — Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, announced today that Gordon A. Troup has been appointed to Neoprobe Corporation’s Board of Directors.
Mr. Troup recently retired as President of Cardinal Health’s Nuclear Pharmacy Services (NPS). Mr. Troup spent 17 years with Cardinal Health, Inc. including five years as President of NPS and four years as Group President of Pharmaceutical Distribution and Specialty Distribution Services. At NPS Mr. Troup helped develop the largest radiopharmacy network in the United States with over 165 locations and 4,000 employees. Mr. Troup has also been active in numerous professional and community organizations in the Columbus area and nationally.
Mr. Troup commented on his appointment to the Neoprobe Board of Directors, “I am excited to join the Board at Neoprobe because of the great potential the Company has in helping to improve the treatment and care of patients with cancer. Neoprobe has made great strides in the recent past and I look forward to assisting in guiding the company in the coming years as the company prepares for the commercial launch of Lymphoseek® and the development of additional products including its RIGS® technology.”
David Bupp, Neoprobe’s President & CEO, said, “Neoprobe is very pleased to have someone of Gordon’s business experience and stature join our Board, as we are making the transition to a biotechnology company with both medical device and drug product offerings. Mr. Troup’s business and marketing expertise will provide significant input as we prepare for the commercial launch of Lymphoseek and as we consider development strategies for our portfolio of biomedical products. Mr. Troup has been appointed to a Board term ending at the Annual Stockholders’ Meeting in 2009, when he is expected to stand for election for another term ending in 2012.”
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the Neoprobe GDS line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com